Exhibit 99.2

                                                  [LOGO - SPX CORPORATION]

Contact:     Jeremy W. Smeltser (Investors)
             704-752-4478
             E-mail:  investor@spx.com

             Tina Betlejewski (Media)
             704-752-4454
             E-mail: spx@spx.com


         SPX APPOINTS CHRISTOPHER J. KEARNEY TO BOARD OF DIRECTORS

         COMMENCES SEARCH FOR TWO ADDITIONAL INDEPENDENT DIRECTORS


     CHARLOTTE, NC - December 22, 2004 - SPX Corporation (NYSE: SPW) today announced that Christopher J. Kearney, President and Chief Executive Officer, has been appointed to the company's Board of Directors.

     The Board announced that it will retain an outside firm to conduct a search for two additional independent directors. The search will commence immediately. With the appointment of Mr. Kearney, SPX's six-member Board includes five independent directors.

     SPX Chairman, Charles E. Johnson II said, "We are pleased to welcome Chris to the Board and look forward to his continued contributions to the company. Consistent with our efforts to further enhance SPX's corporate governance and to be responsive to the wishes of our shareholders, the Board is embarking on a search for two new independent directors."

     On December 9, 2004, SPX's Board separated the position of chairman and chief executive officer, appointing Messrs. Johnson and Kearney to those roles, respectively.

     SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.

     Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation's 2005 annual meeting of shareholders when it becomes available, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders' meeting. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation's Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.


     SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation's 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on December 9, 2004.


                                   # # #